Exhibit 10.3

GUARANTY FEE AGREEMENT

This Guaranty Fee Agreement (this “Agreement”) sets forth the terms of a guaranty fee arrangement entered into and made effective as of August 7, 2018 (“the Effective Date”) by and between the Guarantor, as defined below, and Determine, Inc., a Delaware corporation (the “Company” and, collectively with the Guarantor, the “Parties” and each a “Party”).

RECITALS

WHEREAS, pursuant to the Fourth Amended and Restated Limited Guaranty, dated as of August 7, 2018 (the “Guaranty”), entered into by MILFAM II L.P. (the “Guarantor”) and Western Alliance Bank, as successor in interest to Bridge Bank, National Association (“Lender”), the Guarantor agreed to serve as a limited guarantor of $2 million of the Company’s loan from Lender made pursuant to the Amended and Restated Business Financing Agreement, dated as of July 25, 2014, as amended (the “Credit Agreement”), between the Company and Lender, as such guaranteed amount may be reduced in accordance with the terms of the Guaranty (such guaranteed amount as is in effect on any specific date during the term of this Agreement, the “Guaranteed Amount”);

WHEREAS, the Guaranty was entered into to satisfy certain conditions for Lender related to the Credit Agreement; and

WHEREAS, the Guarantor has agreed to guarantee the payment obligations of the Company with respect to the Guaranteed Amount under the Credit Agreement, and in consideration thereof, the Company has agreed to pay the Guarantor an arm’s length guaranty fee, as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

1.     Guaranty Payment. In consideration of the Guaranty, the Company shall cause to be paid to the Guarantor (i) a commitment fee equal to $108,000 (the “Guaranty Amount”) and (ii) a monthly fee that shall accrue each calendar month during the term of the Guaranty equal to ten percent (10%) of the Guaranty Amount divided by twelve (12) (the “Monthly Fee”). The Guaranty Amount and the then accrued Monthly Fee shall be payable in cash by the Company to the Guarantor in accordance herewith upon the termination or expiration of the Guaranty.

2.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws of any jurisdiction).

3.     Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

4.     Successors and Assigns. This Agreement, and the obligations and rights of the Parties hereunder, shall be binding upon and inure to the benefit of the Parties’ respective heirs, personal representatives, successors and assigns.

5.     Assignment. The Company may not assign this Agreement, its rights or responsibilities hereunder, without the prior written authorization of the Guarantor. Any assignment in derogation of the foregoing shall be void.

6.     Amendment. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company and the Guarantor.

7.     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (a) upon receipt, when delivered personally or by courier, (b) the next business day after sent, when sent by overnight delivery service, (c) upon delivery if given by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (d) three (3) business days after being deposited in the U.S. mail as certified or registered mail, return receipt requested, with postage prepaid, if in each instance such notice is addressed to the party to be notified at such Party’s address as set forth on the signature pages hereto or as subsequently modified by written notice.

8.     Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all grants made and obligations undertaken, in this Agreement.

9.     Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement.

10.     Entire Agreement. This Agreement, along with the Guaranty, shall constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and any and all other written or oral agreements existing between the Parties hereto are expressly canceled.

11.     Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

13.     Expenses. The Company agrees to reimburse the Guarantor on demand for all documented fees, costs, and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) for the preparation, amendment, negotiation, administration, defense, collection and enforcement of this Agreement and the Guaranty (including, without limitation, those incurred in connection with appeals or insolvency proceedings) or otherwise incurred with respect to the Company.

IN WITNESS WHEREOF, this Guaranty Fee Agreement has been duly executed as of the date first set forth above:

“Company”

DETERMINE, INC.

By: /s/ John K. Nolan

Name: John K. Nolan

Title: Chief Financial Officer

Address for notices:

Determine, Inc.

615 West Carmel Drive, Suite 100

Carmel, IN 46032

Attention: John K. Nolan

Fax: (650) 532-1540

E-mail: jnolan@determine.com

With a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

Attention: Eric Wang

Fax: (650) 687-1205

E-mail: eric.wang@dlapiper.com

“Guarantor”

MILFAM II L.P.,

A Delaware limited partnership

By MILFAM LLC,

A Delaware limited liability company

Its General Partner

By: /s/ Neil. S. Subin

Name: Neil S. Subin

Title: Manager

Address for notices:

Neil S. Subin

3300 South Dixie Highway, Suite 1-365

West Palm Beach, FL 33405

With a copy to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: C. Brophy Christensen

Email: bchristensen@omm.com